Exhibit 99.2

Industrial Tech Acquisitions II, Inc. Announces Closing of $172.5 million Initial Public Offering

NEW YORK, Jan. 14, 2022 (GLOBE NEWSWIRE) -- Industrial Tech Acquisitions II, Inc. (NASDAQ:ITAQU) (“Industrial Tech Acquisitions II” or the “Company”), a company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, announced today the closing of its previously announced initial public offering (“IPO”) of 17,250,000 units at a price to the public of $10.00 per unit, including 2,250,000 units issued pursuant to the full exercise by the underwriter of its over-allotment option, resulting in total gross proceeds of $172,500,000 of the IPO.

The Company’s units commenced trading on Wednesday, January 12, 2022 on The Nasdaq Global Market (“Nasdaq”) under the symbol “ITAQU.” Each unit consists of one share of Class A common stock and one-half of one warrant. Each whole warrant entitles the holder to acquire one share of Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be traded on Nasdaq under the symbols “ITAQ” and “ITAQW”, respectively.

Wells Fargo Securities, LLC acted as sole book running manager in the IPO, and Maxim Group LLC acted as a co-manager.

A registration statement relating to the securities was declared effective by the SEC on January 11, 2022. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Wells Fargo Securities, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, New York, 10001, at (800) 326-5897 or email a request to cmclientsupport@wellsfargo.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT INDUSTRIAL TECH ACQUISITIONS II, INC.

Industrial Tech Acquisitions II, Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company may pursue an initial business combination target in any business, industry or geographical location, and it intends to focus its search on targets operating in the technology-focused areas including software, mobile and Internet of Things (“IoT”) applications, digital and energy transformation, cloud and cyber communications as well as high bandwidth services, including LTE, remote sensing and 5G communications.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

CONTACT:

Lisa Russell
Industrial Tech Acquisitions II, Inc.
713-599-1300